EXHIBIT 23.1

                            [GRAPHIC APPEARS HERE]
                                 DIXON ODOM PLLC
                  Certified Public Accountants and Consultants


                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
American Community Bancshares, Inc.
Monroe, North Carolina


We consent to the incorporation by reference in this Registration Statement of American Community Bancshares, Inc. on Form S-4 of our report dated February 17, 2000, included in the Annual Report of American Community Bank for the year ended December 31, 1999 and to the use of our report dated February 17, 2000, appearing in the Proxy Statement-Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Proxy Statement-Prospectus.


/s/ DIXON ODOM PLLC

Dixon Odom PLLC
Sanford, North Carolina
March 21, 2000